EXHIBIT 10.24

                        DATED                 May 5, 1997
                        ---------------------------------


                               BRONZEBASE LIMITED

                                    - and -

                            DETECTION SYSTEMS, INC.


                               TECHNOLOGY LICENCE



                               Nabarro Nathanson
                               50 Stratton Street
                                 London W1X 6NX

                               Tel: 0171 493 9933


                        EA/GWH/V238/3 GWH1529A 07/05/97

DATE:     May 5, 1997

PARTIES:

(1) BRONZEBASE LIMITED (Company No. 2716839) whose registered office is at Great Western House, Station Road, Reading, Berkshire, UK ("the Licensor"); and

(2) DETECTION SYSTEMS, INC., a New York State corporation having its principal office at 130 Perinton Parkway, Fairport, New York 14450, USA ("the Licensee").

RECITALS:

A. Licensor is the assignee of UK Patent No. 2115651 and UK Patent No. 2167625 ("the Patents") and is the beneficial owner of them. Each of the Patents claims certain systems for providing communication between a central location and instrumentalities other than a conventional telephone located at the premises of telephone network subscribers ("the Systems").

B. The Licensor owns other intellectual property rights and a substantial and secret body of know-how relating to the Systems, the individual components thereof, and the use and exploitation thereof.

C. An essential component in each of the Systems is a subscriber terminal unit ("STU") installed at each telephone network subscriber's premises, to which are connected various instrumentalities to be monitored by the System. The STU is electronically interrogated at appropriate intervals as to the status of the said instrumentalities, and responds by means of similar electronic signals. Critical to the operation of each STU is a microprocessor contained therein which is pre-programmed to enable the STU to function as part of the particular System in which it is used.

D. The Licensee contemporaneously herewith acquires the entire issued share capital in Digital Audio Limited ("DAL"), a company that has for several years enjoyed, and until immediately prior to this Agreement continued to enjoy, a licence of the same technology as forms the subject-matter of this licence.

E. The Licensee has requested the Licensor to grant to the Licensee a licence to make and sell STU's of a certain type, and the Licensor has agreed to grant such a licence to the Licensee on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.       INTERPRETATION

1.1 In this Agreement the words and phrases set out in the following table of definitions shall bear the meanings respectively set against them in the table:-

         "Ancillary Rights"        means design rights, copyrights, and other
                                   intellectual property rights (if any) held by the Licensor in the STU or any part thereof;

         "BLU STU"                 means a STU, the distinguishing features of
                                   which are described in the Schedule hereto, to any of the designs shown in DAL's drawings no.'s D271-01, D271-02, D271-04 and D271-05;

         "Commencement Date"       means the date hereof;

         "Connected Company"       means a company controlled by, under the
                                   control of or under common control with the Licensee;

         "European Community"      means the member states from time to time of
                                   the European Economic Area;

         "Improvement"             means any addition, improvement, variation,
                                   revision, modification or development to or of the STU or the manufacture thereof
                                   (including without limitation new or modified designs for any feature of the shape or configuration of the STU or any internal or external parts thereof);

         "Initial Term"            means the period of five (5) years commencing
                                   on the Commencement Date;

         "Interest Rate"           means a rate of interest equal to the base
                                   lending rate of Lloyds Bank plc plus 3%;

         "Know-How"                means so much of the technical knowledge and
                                   information at the free disposal of the
                                   Licensor relating to the manufacture of STU's
                                   (based upon the use of Microprocessors
                                   supplied by the Licensor) as is necessary for the Licensee to use, and includes both the whole body of such knowledge, experience, skills and information and also any one or more parts of the same;

         "Licensed Property"       means collectively the Patents, the Know-How,
                                   the Licensor's Improvements, and the
                                   Ancillary Rights;

         "Licensee's Improvements" means Improvements made, developed or acquired by the Licensee during the Term;

         "Licensor's Improvements" means Improvements made, developed or acquired by the Licensor during the Term;

         "Microprocessor"          means the microprocessor referred to in
                                   Recital C (which is the Licensor's part no.
                                   44855) in the Licensor's current issue from time to time;

         "New Product"             means an improved or revised STU developed
                                   by the Licensor after the Commencement Date which the Licensor wishes to market following successful tests in the market;

         "Party" means a party to this Agreement and "Parties" means both the parties to this Agreement;

         "Person" includes any natural person, firm, partnership, trust, company, corporate body, unincorporated body, governmental body or administrative body (in each case, whether or not having separate legal personality);

         "Royalties"               means royalties payable pursuant to Clause
                                   12.1;

         "Sales Tax"               means sales tax, purchase tax, Value Added
                                   Tax or any other tax performing an equivalent or similar fiscal function;

         "STU" means a subscriber terminal unit which shall include a BLU STU or any New Product;

         "Supply" means any disposition of STU's whether under a contract of sale, hire, leasing or otherwise, including the supply by the Licensee to itself for its own use and "Supplied" and the verb "Supply" shall be construed accordingly;

         "the Systems"             means the systems described in Recital A and
                                   "the System" means any one of them;

         "Technical Documentation" means the manuals, drawings, designs, circuit diagrams, specifications, computer programs and other documentation, media and materials in which the Know-How is recorded;

         "Term" means the period of eight (8) years commencing on the Commencement Date;

         "Termination Date"        means the date on which this Agreement
                                   terminates whether by the expiration of the Term or by reason of the termination of this Agreement under any of its provisions;

         "Territory"               means the United Kingdom and Eire; and

         "Year of this
         Agreement" or "Year"      means each consecutive period of twelve (12)
                                   months during the continuance of this
                                   Agreement, and "quarters" shall be defined by reference to such Year rather than by reference to the calendar year.

1.2      In this Agreement:-

         1.2.1 the Index and Clause headings are included for convenience only and shall not affect the construction of this Agreement;

         1.2.2 words denoting the singular shall include the plural and vice versa; and

         1.2.3    words denoting the neuter shall include the male and female.

1.3 References in this Agreement to Recitals and Clauses are references to recitals to this Agreement and clauses of this Agreement.

2.       LICENCE

2.1 In consideration of the undertakings of the Licensee hereunder the Licensor grants to the Licensee with effect from the Commencement Date:-

         2.1.1 a licence during the Term under the Patents to manufacture STU's, import STU's into the Territory, and Supply and offer to Supply STU's manufactured by or on behalf of the Licensee within the Territory for use in or in conjunction with Systems; and

         2.1.2 a licence during the Term to use the Know-How and exploit the Ancillary Rights to the extent necessary in the aforesaid manufacture of STU's and the Supply of STU's within the Territory, on and subject to the terms and conditions of this Agreement.

2.2 Subject to Clause 2.3, the Licensor shall not during the Initial Term grant to any other Person a licence equivalent to that set out in Clause 2.1, in relation to the manufacture, importation and/or Supply of STU's in or into the Territory. However the Licensor shall itself remain free to licence Versus Technology Limited to carry out the activities and do the things referred to in Clause 2.1.

2.3 Subject as follows, the undertaking in Clause 2.2 shall apply until the earliest to occur of the following: (a) the termination or expiry of this Agreement; and (b) the date on which the STU ceases to be protected by at least one of the following: the Patents and the Know-How. (For such purposes, the Know-How shall be deemed to protect the STU until such time as it is not secret and/or not substantial within the meaning laid down in Article 10 of Commission Regulation (EC) No. 240/96.) The Licensor may at any time (without prejudice to its other rights and remedies), by written notice to the Licensee having immediate effect, cancel the undertaking given in Clause 2.2, without liability on the Licensor and without any further effect on this Agreement if, at the time of the Licensor's said notice, the Licensee is in breach of Clause
         3. Moreover, Clause 2.2 shall not prohibit the grant by the Licensor of any licence as described in Clause 2.2 if required by any applicable statute, laws, regulation, or ordinance, or the order of any Court or regulatory authority pursuant thereto.

2.4 The Licensee shall not at any time during the Term without the Licensor's express permission Supply or offer to Supply STU's in or export STU's to any place outside the European Community.

2.5 The Licensee shall not at any time during the Term, Supply or offer to Supply STU's in, export STU's to, specifically direct advertising on STU's to, or establish any distribution depot or branch for STU's in, any territory outside the Territory that is in the European Community except any such territory in which, at that time, both of the following factors apply: the Systems are not protected by any patent owned or controlled by the Licensor, and the Know-How no longer protects the STU (within the meaning laid down in Clause 2.3).

2.6 Neither party shall at any time during the Term, supply or offer to supply STU's combined, bundled or incorporated with or into any other product or device whatsoever.

2.7 Without prejudice to the foregoing provisions, the Licensor reserves its right to exercise its patent rights within the European Community and elsewhere to oppose the exploitation of the technology licensed herein outside the Territory.

2.8 Notwithstanding Clause 2.7, the Licensee shall not be prohibited, at any time after there shall have elapsed the five-year period referred to in Article 1 paragraph 2 of the aforementioned Commission Regulation in relation to the technology covered by this Agreement, from Supplying STU's, in response to unsolicited orders, in any territory within the European Community in which the Licensor has licensed such technology to other licensees.

2.9 The Parties agree that the spirit and intention of this Agreement is such that neither Party shall participate or engage in any conduct which would or is likely to harm the business, goodwill or reputation of the other Party.

3.       SALES ENDEAVOURS

3.1 The Licensee shall throughout the Term use its best endeavours to promote and maximise the use of the Systems throughout the Territory.

3.2 The Licensee shall forthwith inform the Licensor if for any reason it is unable to meet any demand for BLU STU's in the Territory other than due to the Licensor's failure to supply Microprocessors under Clause 8, giving sufficient information to enable the Licensor to enable
         Versus Technology Limited to supply customers whom the Licensee is unable to Supply.

3.3 Without prejudice to the foregoing, the Licensee shall manufacture and Supply hereunder during Initial Term:-

         3.3.1 at least 12,000 (twelve thousand) BLU STU's in each Year; and

         3.3.2 (without prejudice to Clause 3.3.1) shall not manufacture and supply less than 2,500 (two thousand five hundred) BLU STU's per quarter in any two consecutive quarters.

3.4 The sole remedy of the Licensor for a failure by the Licensee to manufacture and supply the number of STU's set forth in this Article 3 is to cancel the undertaking given in Clause 2.2 of this Agreement, and the Licensee shall in no event be subject to damages, lost profits or lost Royalties as a result of any such failure.

4.       PROTECTION OF MICROPROCESSOR

4.1 The Licensee shall have no licence under applicable copyrights or related forms of protection to (or to license or permit any other Person to):-

         4.1.1 disassemble, decompile or reverse engineer any Microprocessor or any program (in whatever form it subsists) comprised in or recorded on any Microprocessor;

         4.1.2    copy, adapt, modify or translate any such program; or

         4.1.3 Supply or provide any such program to any Person other than as incorporated into STU, within the Microprocessor in which it is supplied to the Licensee under this Agreement.

4.2 Clause 4.1 shall apply save to the extent (if any) that it may be unlawful under applicable law for the Licensor to prevent the activities by the Licensee referred to therein.

4.3 The Licensee shall not remove, obscure, supplement, alter or deface any labelling on any Microprocessor, or attach any other labelling or marks to the same.

5.       ASSIGNMENT AND SUB-LICENSING

5.1 Subject to Clause 5.2 the Licensee shall not be entitled to grant to any Person other than a Connected Company any licence, sub-licence, sub-contract, permission or authorisation ("Sub-Licence") of or in relation to any rights granted to it under this Agreement without the prior written consent of the Licensor (not to be unreasonably withheld) provided that:-

         5.1.1. any such Sub-Licence is on the same terms and conditions contained by this Agreement mutatis mutandis; and

         5.1.2. upon such Connected Company ceasing to be a Connected Company, any Sub-Licence granted by the Licencee will be terminated forthwith and such Sub-Licence shall provide accordingly.

5.2 The Licensee shall be entitled to grant Sub-Licences for manufacturing purposes only provided that any such Sub-Licence is on the same terms and conditions contained by this Agreement mutatis mutandis.

5.3 Notwithstanding the grant of any Sub-Licence pursuant to Clauses 5.1 or 5.2, the Licensee shall be responsible to the Licensor for the performance of all obligations under this Agreement.

5.4 This Agreement is personal to the Licensee. The Licensee shall not assign, transfer, charge or part with any of its rights under this Agreement without the prior written consent of the Licensor (not to be unreasonably withheld).

5.5 The Licensor shall be entitled to assign the benefits (or any of them) that it enjoys under this Agreement. For the avoidance of doubt should the Licensor seek to assign or transfer any or all of the Licensed Property, it hereby undertakes that such assignment or transfer shall be subject to the burden of this Agreement.

6.       PROVISION OF THE KNOW-HOW

6.1 The Licensor shall as soon as reasonably practicable after the date of this Agreement provide to the Licensee one complete copy of the Technical Documentation, or request and permit DAL to provide the Licensee with the copy thereof provided to DAL by the Licensor pursuant to the licence referred to in Recital D.

6.2 All Technical Documentation provided by the Licensor or DAL under this Clause 6 will be provided in its English language version, and the copyright therein shall belong to and remain vested in the Licensor. The Licensor hereby grants to the Licensee licence to make such number of copies of the same as the Licensee may reasonably require in connection with the manufacture of STU's and to make such number of copies of any manuals as the Licensee may reasonably require in connection with the Supply of STU's.

6.3 If at any time during the Term the Licensee requires any information and assistance in relation to the manufacture of STU's, the Licensor shall to the extent that it is reasonably able from its existing experience and knowledge and subject to its other commitments provide such information and assistance to the Licensee, subject to:-

         6.3.1 the Licensee paying a consultancy fee to the Licensor in respect of such assistance at the Licensor's standard rates for consultancy services current from time to time (except in the first Year, when the Licensor shall provide such information and assistance as may reasonably be required free of charge); and

         6.3.2 the Licensee paying or reimbursing to the Licensor all expenses properly incurred by the Licensor in providing such assistance.

6.4 The Licensee shall be solely responsible for ensuring that the STU's it produces and its methods of manufacturing them comply in all respects with all requirements of all competent governmental or other regulatory authorities and the Licensor shall have no responsibility for compliance with such requirements.

7.       QUALITY CONTROL

         During the continuance of this Agreement the Licensee shall:-

7.1. ensure that all STU's marketed by it are of good and merchantable quality and comply with all applicable United Kingdom, Eire and EC laws and regulations (including without limitation all laws and regulations relating to EMC and voltage) and all relevant BABT and other regulations and approvals;

7.2 provide the Licensor with a sample of each description of STU that it proposes to Supply prior to making any Supply of STU's of that description;

7.3 upon reasonable notice from the Licensor, give the Licensor or its authorised representatives free access at any reasonable time to the premises of the Licensee for the purpose of ensuring that the Licensee is performing and observing the obligations of the Licensee under this Agreement;

7.4 ensure that all literature prepared by the Licensee relating to STU's it produces or has produced bears an acknowledgment in a form first approved by the Licensor to the effect that the STU's are made and Supplied under licence from the Licensor and details of the Patents under which STU's are Supplied by the Licensee; and

7.5 not act as, or purport to be, the agent of the Licensor nor make any representation that it is acting otherwise than as principal in relation to the manufacture and/or Supply of STU's nor make any representation or give any warranty in relation to STU's on behalf of the Licensor or which would impose any liability on the Licensor.

8.       USE AND PURCHASE OF THE MICROPROCESSORS

8.1 The Licensee accepts that the use of the Microprocessors is necessary in order that the STU functions as part of the System in which it is used, and that the Microprocessors are therefore necessary for a technically satisfactory exploitation of the STU's and the System in which they are used.

8.2 The Licensee undertakes to acquire the Microprocessors exclusively from the Licensor or such Person as the Licensor may from time to time designate and undertakes not itself to manufacture or have manufactured or acquire from any Person (other than a Person designated by the Licensor) any Microprocessors or any products in substitution for Microprocessors.

8.3 The Licensor shall, subject to availability, supply or procure the supply to the Licensee of such amounts of the Microprocessors as the Licensee shall reasonably require, on the standard terms and conditions of Supply of the Licensor or its designated supplier. The Licensee shall not order or carry a greater stock of Microprocessors than may be necessary to satisfy its reasonably foreseeable needs from time to time during the Term in producing STU's hereunder, and shall provide the Licensor with reasonable evidence thereof if so required from time to time.

8.4 Microprocessors supplied hereunder and used by the Licensee in the manufacture of STU's shall be so supplied at the price of (pound)2.00 (two pounds sterling) plus Value Added Tax per Microprocessor. Microprocessors supplied hereunder and used by the Licensee in the manufacture of New Products shall be so supplied at a price equal to the Licensor's total supply cost (as notified to the Licensee from time to time). The Licensee shall pay for Microprocessors as and when consignments thereof are supplied to the Licensee, making each such payment prior to delivery of the consignment in question or within the 30 (thirty) days thereafter.

8.5 The Licensor undertakes to the Licensee to use all reasonable endeavours to supply Microprocessors to the Licensee (if so ordered by the Licensee), given the placement of an order therefor at least one hundred and twenty (120) days in advance of the requested delivery date. If the Licensor is unable to fulfil any such order the Licensor shall supply to the Licensee at least one-third of all Microprocessors as are available to the Licensor at the requested delivery date.

8.6 The Licensor's obligations under this Clause 8 are subject to the Licensee's continued compliance in full with Clause 12 and Clause 8.4.

9.       IMPROVEMENTS

9.1 The Licensee shall forthwith disclose to the Licensor in confidence, as and when made, developed or acquired (and in such detail as the Licensor may reasonably require) all the Licensee's Improvements.

9.2 Insofar as the Licensee is able to grant the same, the Licensor shall have an irrevocable worldwide licence (free of any obligation to make royalty or other payments) during the Term to use and exploit all Improvements which the Licensee is required to disclose to the Licensor under Clause.

9.1 and to use and exploit all intellectual property rights in respect thereof owned by the Licensee and shall have the further right to grant sub-licences out of such licence.

9.3 The Licensor shall forthwith disclose to the Licensee in confidence, as and when made, developed or acquired (and in such detail as the Licensee may reasonably require) all the Licensor's Improvements.

9.4 Insofar as the Licensor is able to grant the same, the Licensee shall have a licence during the Term within the Territory in connection with the manufacture and Supply of STU's on the terms of Clause 2.1 to use all of the Licensor's Improvements and to use and exploit all intellectual property rights in respect thereof owned by the Licensor.

10.      LIABILITY OF LICENSOR FOR DEFAULTS

         The Licensor and its employees, agents, consultants and contractors shall not have (nor shall any of them have) any liability whatsoever to the Licensee for (and the Licensee shall keep the Licensor and its employees agents consultants and contractors and each of them indemnified against) any losses, damages, claims, actions, proceedings, costs and expenses suffered or incurred by the Licensee or brought against the Licensee and any consequential loss or damage and any loss of profits or other economic loss suffered by the Licensee and any claim made against the Licensee by any third party to the extent due to or caused (whether directly or indirectly) by or arising from:-

10.1 any defect or inaccuracy in, or inadequacy of, any of the Know-How, procedures, plans, information, advice, or assistance provided by the Licensor under this Agreement; or

10.2 any default of the Licensor or its employees in connection with or in relation to the subject-matter of this Agreement.

11.      PRODUCT LIABILITY AND INDEMNITY

         11.1 The Licensee shall indemnify the Licensor and its directors and employees, and keep them fully and effectively indemnified against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which they (or any of them) may sustain or incur, or which may be brought or established against them (or any of them) as a result (whether direct or indirect) of or arising from :-

                  11.1.1 any action or omission of the Licensee or its employees, agents or contractors in the performance of its obligations or the exercise of any of its rights under this Agreement; or

                  11.1.2 the death of or personal injury to any Person and/or any loss or damage to any property and/or any other loss or damage caused (whether directly or indirectly) by reason of the Licensee manufacturing, Supplying, offering to Supply, and/or agreeing to Supply any STU or other article which:

                           (a)     is not of merchantable quality; or

                           (b)     is defective in any respect; or

                           (c) is or may be injurious to the health or safety of any Person using or handling the STU or article in question for any reasonably foreseeable purpose; or

                           (d) is or may be injurious to the property of any Person referred to in paragraph (c).

11.2 If so requested by the Licensor at any time, the Licensee shall use its best endeavours to effect and maintain in force throughout the continuance of this Agreement a policy of insurance in the joint names of the Licensor and the Licensee with a reputable insurance company approved by the Licensor at a level of cover first approved by the Licensor (such approval not to be unreasonably withheld) against any damages, liabilities, claims and costs arising from any of the causes events or circumstances referred to in Clause 11.1 and with an endorsement thereon that the insurer will not cancel the policy for any reason whatsoever without first giving to the Licensor not less than fourteen days notice in writing of its intention to cancel the policy and also containing an endorsement that no act omission breach of warranty misrepresentation or non-disclosure by the Licensee will enable the insurer to avoid the policy in whole or in part against the Licensor.

11.3 The Licensor shall indemnify the Licensee and its directors and employees, and keep them fully and effectively indemnified against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which they (or any of them) may sustain or incur, or which may be brought or established against them (or any of them) as a result (whether direct or indirect) of or arising from :-

         11.3.1 any action or omission of the Licensor or its employees, agents or contractors in the performance of its obligations or the exercise of any of its rights under this Agreement; or

         11.3.2 the death of or personal injury to any Person and/or any loss or damage to any property and/or any other loss or damage caused (whether directly or indirectly) by reason of the Licensor manufacturing, supplying, offering to supply, and/or agreeing to supply any Microprocessor which:

                  (a)      is not of merchantable quality; or

                  (b)      is defective in any respect; or

                  (c) is or may be injurious to the health or safety of any Person using or handling the Microprocessor for any reasonably foreseeable purpose; or

                  (d) is or may be injurious to the property of any Person referred to in paragraph (c).

12.      ROYALTIES

12.1 In consideration of the rights and facilities hereby granted to the Licensee, the Licensee shall pay to the Licensor a royalty, paid and calculated as set out in Clauses 12.2 and 12.3.

12.2 Payment of the Royalty shall be made by reference to the Supply of STU's by or on behalf of the Licensee, and shall be paid at the rate (applicable throughout the Term) of 59.14% of the average sales price of the Licensor for an equivalent STU excluding any Sales Tax and Value Added Tax for the preceding completed quarter (such calculation not to include the Licensor's prices for part exchange of STU's undertaken by the Licensor in respect of STU's which no longer meet legal requirements) ("Average Price"). The Licensor shall notify the Licensee of the Average Price of the quarter immediately preceding the Commencement Date within 21 days of the Commencement Date and for each subsequent quarter, within 21 days of the end of each such quarter.

12.3 The Licensor shall permit the Licensee (or the Licensee's representatives) within business hours during the Term and at any time or times during the two years following the Termination Date and on not less than forty-eight hours prior notice to inspect the Licensor's records relating to the calculation of the Average Price referred to in Clause 12.2 to the extent necessary and solely for the purpose of verifying the Average Price.

12.4 The Royalty shall be paid on a monthly basis throughout the Term, payment to be made in respect of all STU's supplied during each month within 30 (thirty) days after the end of that month. With each such payment the Licensee shall provide a statement showing the Royalty due and giving full details of its calculation.

12.5 Payment of Royalties, and payments due under Clause 8.4, shall be made in Pounds Sterling to such account or place in the United Kingdom and in such manner as the Licensor may from time to time direct.

13.      OVERDUE PAYMENTS

         In the event of default by the Licensee in payment within the relevant period specified in this Agreement of any Royalties or any other sum due to the Licensor under this Agreement then (without prejudice to the Licensor's other rights and remedies) the Licensee shall on demand pay to the Licensor interest at the Interest Rate on such sum from the date of expiration of the relevant period up to the date of actual payment (as well after as before any judgement).

14.      REPORTING PROCEDURES

14.1 The Licensee shall supply to the Licensor in respect of each calendar month a production, Supply and inventory analysis in the form required by the Licensor in respect of STU's manufactured by or on behalf of the Licensee, the analysis for each calendar month to be supplied within 30 days after the end of that calendar month.

14.2 The Licensee shall within three months after the end of each Year of this Agreement deliver to the Licensor a statement in a form approved by the Licensor and certified by two directors of the Licensee showing the quantity of all STU's made and quantity of STU's Supplied by the Licensee during the Year of this Agreement just ended.

14.3 The Licensee shall maintain at its principal place of business full and accurate records relating to the manufacture and Supply of STU's by the Licensee and shall retain all supporting records, invoices, vouchers, receipts and other documents for the last two years at least, and for at least two years after the Termination Date shall preserve the said books of account and the supporting records, invoices, vouchers, receipts and other documents relating to the two years preceding the Termination Date.

14.4 The Licensee shall permit the Licensor (or the Licensor's authorised representatives) within business hours during the Term and at any time or times during the two years following the Termination Date and on not less than forty-eight hours prior notice to inspect the records referred to in Clause 14.3 to the extent necessary and solely for the purpose of verifying the amount of Royalties payable by the Licensee under Clause 12.

15.      TAXES

15.1 The Licensee shall be entitled to deduct from the Royalties payable to the Licensor under Clause 12 and pay over to the revenue authorities in the Territory such taxes (if any) as the Licensee may be required under UK or Eire law to deduct on remission of the Royalties to the Licensor.

         The Licensee shall provide such documentary evidence as the Licensor may reasonably require that the amount so deducted has been paid over to the relevant revenue authorities in the Territory, and to give the Licensor all the assistance and information that the Licensor may reasonably require in the Licensor's endeavours to obtain a set-off or credit in respect of such deductions.

15.2 The Licensee shall permit the Licensor (or the Licensor's authorised representatives) within business hours during the Term and at any time or times during the two years following the Termination Date and on not less than forty-eight hours notice to inspect its financial records to the extent necessary and for the sole purpose of verifying the amounts payable to or recoverable by the Licensor under this Clause 15.

16.      MAINTENANCE OF PATENTS

         The Licensor shall during the Term pay all renewal fees for the Patents.

17.      WARRANTIES

         The Licensor hereby warrants and represents that it is not aware that the Patents are invalid, or that the manufacture, use and/or Supply of STU's, the use of the Know-How, and/or the exploitation of the Patents, Ancillary Rights or any of them by the Licensee hereunder (and in strict accordance with the terms and conditions hereof) would infringe the rights of any third party, but no further or other warranty or representation is given by the Licensor.

18.      INFRINGEMENTS AND INDEMNITY

18.1 The Licensee shall forthwith notify the Licensor in writing of any infringement or suspected or threatened infringement of the Patents (or either of them) or any of the Ancillary Rights or any unauthorised use of the Know-How which shall at any time come to its knowledge.

18.2 The Licensor shall be entitled in its sole discretion to decide whether or not to take any steps (including any proceedings) as may be necessary to prevent or restrain any infringement by a third party of either Patent or any of the Ancillary Rights or any unauthorised use by any third party of the Know-How. The Licensee shall provide or procure the provision of such assistance in taking such steps (including any proceedings) as the Licensor shall reasonably require (subject to the Licensor reimbursing the Licensee for any costs and expenses it may incur in providing such assistance). The Licensor shall be entitled to retain any award of damages or other compensation obtained as a result of any steps (including any proceedings) taken by the Licensor pursuant to this Clause 18.2.

18.3 If any claim is made against the Licensee on the grounds that the use or exploitation by the Licensee of the Patents (or either of them) or any of the Ancillary Rights or any of the Know-How infringes the rights of any third party, the Licensee shall forthwith notify the Licensor of the same and the Licensor shall indemnify and keep indemnified the Licensee against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands proceedings and actions (including for the avoidance of doubt proper and reasonable legal fees and expenses) which may be sustained or incurred by the Licensee or which may be brought or established against it arising from any such claim, provided that:-

         18.3.1 the Licensee allows the Licensor to control the defence and settlement of the claim; and

         18.3.2 the Licensee makes no admission or settlement in respect of the claim without the Licensor's consent.

19.      CONFIDENTIALITY AND OTHER PROTECTION

19.1     The Licensee undertakes :-

         19.1.1 to keep secret and treat as confidential and to ensure that its employees, agents, and sub-contractors keep secret and treat as confidential all of the Know-How, all of the Licensor's Improvements, all of the Technical Documentation, all of the design verification procedures, test and trials procedures and quality plans, and all other information, documentation and advice supplied by the Licensor pursuant to the terms of, or in the course of performance of, this Agreement (including all of the same that has been supplied prior to the date of this Agreement); and

         19.1.2 not to use any of the Know-How, the Licensor's Improvements, the Technical Documentation, procedures and plans or any other information, documentation and advice referred to in Clause
                  19.1.1 except as permitted by this Agreement; and

         19.1.3 only to disclose the Know-How, the Licensor's Improvements, the Technical Documentation, procedures, plans and other information, documentation and advice referred to in Clause
                  19.1.1 to those of the Licensee's employees who need to know the same for the fulfilment of their duties to the Licensee and have been made aware that the same is confidential information of the Licensor.

19.2 The Licensee undertakes to keep secret and treat as confidential the contents of this Agreement and the content of any records of the Licensor inspected pursuant to Clause 12.3. If at any time during the Term the Licensee disputes or directly or indirectly assists any third party to dispute the validity of the Patents (or either or them) or any of the claims thereof, or the secrecy or substantiality of the Know-How, the Licensor shall be entitled at any time thereafter by notice in writing to the Licensee forthwith to terminate this Agreement.

19.3 The Licensor undertakes to keep secret and treat as confidential the content of any records of the Licensee inspected pursuant to Clauses
         14.4 and 15.2. The Licensor undertakes to keep secret and treat as confidential all of the Licensee's Improvements communicated to the Licensor and (save as aforesaid) not to use any of the same except as permitted by this Agreement and to ensure that its employees, agents, subsidiaries and sub-contractors do likewise.

19.4 The obligations under Clauses 19.1 and 19.3 shall not extend to any Know-How, Improvements, Technical Documentation, procedures, plans or other information, documentation or advice which the Party to whom the same shall have been disclosed ("the recipient") can demonstrate:-

         19.4.1 is in the public domain or has ceased to be secret (otherwise than as a result of disclosure by the recipient or any of its officers, employees, agents, contractors or representatives);

         19.4.2 is required to be disclosed pursuant to any Order of a Court of competent jurisdiction (but only for the purpose of such disclosure);

         19.4.3   is contained in a published patent specification;

         19.4.4 is required to be disclosed pursuant to any statute, regulation or ordinance or under any laws or regulations of the European Community (but only for the purpose of disclosure);

         19.4.5 is (at the time the recipient seeks to disclose or use the same) already in the possession of the recipient free from any obligation of confidentiality and has not been acquired by the recipient in breach of any obligation of confidentiality; or

         19.4.6 has been disclosed to the recipient under an express written statement that it is not confidential.

19.5 The following acts shall not be deemed to be a breach of the obligations contained in Clauses 19.1 and 19.3 in relation to the disclosure of any Know-How, Improvements, Technical Documentation, procedures, plans, or other information, documentation or advice by the recipient:-

         19.5.1 disclosure occurring in the ordinary course of manufacture of STU's by the recipient;

         19.5.2 disclosure occurring in the ordinary course of the Supply of STU's by the recipient;

         19.5.3   disclosure by the recipient to its customers for STU's; or

         19.5.4 disclosure by reproduction of drawings in advertising literature, instruction books and spare parts lists

         Provided that (in each case) any disclosure is made bona fide and to no greater degree than is necessary in the circumstances, is made under conditions of confidence wherever commercially practicable, and is made with a view to promoting the Supply or use of STU's.

19.6 Any information communicated to a Party under this Agreement may, with the prior written permission of the Party which communicated that information, be disclosed by the former to any sub-contractor appointed by it to manufacture STU's or components for STU's provided that the disclosing Party procures that such disclosure is limited to such officers or employees of the sub-contractor as cannot properly fulfil their duties to the sub-contractor without such disclosure and who undertake in writing to keep such information confidential.

20.      DURATION AND TERMINATION

20.1 This Agreement shall come into effect on the Commencement Date and, unless terminated earlier in accordance with the provisions of this Agreement, shall continue in force for the Term.

20.2 The Licensor shall be entitled to terminate this Agreement by notice in writing to the Licensee having immediate effect :-

         20.2.1 if the Licensee fails to pay any amount due to the Licensor under this Agreement within thirty (30) days after written notice from the Licensor notifying the Licensee that a payment is overdue and requiring that payment be made;

         20.2.2 if a Court makes an administration order with respect to the Licensee or any composition in satisfaction of the debts of, or a scheme of arrangement of the affairs of, the Licensee or if the Licensee undergoes any comparable procedure under the laws of any competent jurisdiction;

         20.2.3 if the Licensee enters into liquidation (not being a voluntary liquidation for the purposes only of reconstruction or amalgamation on terms first approved by the Licensor, such approval not to be unreasonably withheld) or is declared insolvent or bankrupt or makes an assignment or other arrangement for the benefit of its creditors or has an administrative receiver appointed to it or has a receiver or manager of its assets or a material part thereof appointed, or undergoes any comparable procedure under the laws of any competent jurisdiction;

         20.2.4 if control (as defined in Section 435(10) of the Insolvency Act 1986) or the power to take control of the Licensee is acquired by any person or group of associates (as defined in that Section) not having control of the Licensee at the date of this Agreement unless such event occurs with the prior consent in writing of the Licensor; or

         20.2.5 in the event of any material breach by the Licensee of any of its obligations under a certain "Stock Purchase Agreement" between Numerex Corporation (1) and the Licensee (2), of even date herewith, which is not remedied with a period of thirty
                  (30) days after service of a written notice by Numerex Corporation, requiring such remedy.

20.3     If either Party is :-

         20.3.1 in breach of any material obligation binding on it under this Agreement which is incapable of remedy; or

         20.3.2 in breach of any other obligation binding on it under this Agreement which has not been remedied by such Party within thirty (30) days after written notice from the other Party specifying the breach and requiring it to be remedied, the Party not in breach may forthwith terminate this Agreement by notice in writing to the other Party.

         20.4.1 If at any time the Licensee is, in the Licensor's opinion, operating in a manner which would give, or has given, rise to a right of any Person to apply for and be granted a compulsory licence under the Patents (or either of them), the Licensor shall have the right (in addition to any other remedy it may possess) to serve on the Licensee a notice in writing requiring the Licensee within 28 days to take such steps as may be necessary to prevent such right from arising or to nullify such right.

         20.4.2 A notice given under Clause 20.4.1 shall be deemed withdrawn if the Licensee shall within 28 days after the date of such notice produce evidence satisfactory to the Licensor establishing that no such right to a compulsory licence has arisen or (if it has arisen) that the Licensee has taken such steps as may be necessary to nullify such right.

         20.4.3 If a notice given under Clause 20.4.1 is not deemed to be withdrawn under Clause 20.4.2, the Licensor shall be entitled at any time after the expiration of such notice by notice in writing to the Licensee forthwith to terminate this Agreement.

20.5 Any termination of this Agreement shall be without prejudice to any rights accrued in favour of either Party in respect of any breach committed prior to the date of such termination by the other Party including (without limitation) the breach giving rise to termination.

21.      CONSEQUENCES OF TERMINATION

21.1 Termination of this Agreement for any reason shall not bring to an end:-

         21.1.1   the confidentiality obligations of the Parties; or

         21.1.2 the Licensee's obligations to pay Royalties or any other sum which may be or shall have accrued due under this Agreement; or

         21.1.3 the obligations of both Parties set out in this Agreement to indemnify the other Party in relation to events giving rise to the liability to indemnify occurring prior to the Termination Date.

21.2 With effect from the Termination Date all the licences granted to the Licensee hereunder or pursuant hereto shall be at an end and the Licensee shall cease carrying on (and shall not thereafter carry on) those activities permitted by this Agreement for which it would require the licence or consent of the Licensor, save as provided in Clause 22.3.

21.3 Notwithstanding the expiration of the Term or the determination of this Agreement under any of its provisions, all the provisions of this Agreement which are expressed to have effect on and/or after the expiration of the Term or determination of this Agreement shall survive the expiration of the Term or the determination of this Agreement and shall be deemed to remain in full force and effect.

22.      DISPOSAL OF MATERIALS ON TERMINATION

22.1 Upon the expiration of the Term or sooner determination of this Agreement, the Licensee shall:-

         22.1.1 at its own cost promptly deliver up to the Licensor, or otherwise dispose of as the Licensor may instruct, all Technical Documentation and all other documentation and papers supplied to the Licensee by the Licensor or DAL and all copies thereof and notes and extracts taken therefrom by the Licensee; and

         22.1.2 destroy all catalogues, advertising and promotional material, stationery and materials of any sort relating to STU's and shall supply to the Licensor within twenty-eight days after the Termination Date a certificate signed by two directors of the Licensee as to the destruction of all such catalogues, advertising and promotional material, stationery and other materials.

22.2     The Licensor shall have the right to purchase any unused
         Microprocessors at a price equal to that paid therefor by the Licensee to the Licensor under Clause 8.4.

22.3 The Licensee shall have the right to sell or otherwise dispose of all its remaining stock of STU's, save as provided in Clause 22.4.

22.4 At the expiration of the period of 9 months following the Termination Date, the Licensee shall at its own cost and in accordance with the directions of the Licensor destroy all STU's then held in stock by it and shall supply to the Licensor a certificate signed by two directors of the Licensee as to the destruction of all such STU's.

22.5 The Licensee shall bear any loss which the Licensee may incur or suffer by reason of the Supply, disposal and destruction of STU's and Microprocessors in accordance with the provisions of this Clause 22.

23.      VALUE ADDED TAX

         All sums payable to the Licensor under this Agreement are stated exclusive of Value Added Tax which shall (where applicable) be paid by the Licensee in addition to such sums at the rate in force at the due time for payment subject to the Licensor either supplying a VAT invoice to the Licensee or informing the Licensee of its VAT registration number.

24.      FURTHER ASSURANCE

         Each of the Parties shall do execute and perform and shall procure to be done executed and performed all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

25.      NO PARTNERSHIP

         Nothing in this Agreement shall be taken to constitute a partnership between the Parties nor the appointment of one of the Parties as the agent of the other.

26.      FORCE MAJEURE

         Neither Party shall be in breach of this Agreement if there is any total or partial failure or performance by it of its duties and obligations under this Agreement occasioned by any cause beyond the control of either Party. If either Party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one or more of such causes such Party shall give written notice to the other of such inability stating the cause in question. The operation of this Agreement shall be suspended during the period (and only during the period) in which the cause continues to have effect. Forthwith upon the cause ceasing to have effect the Party relying upon it shall given written notice thereof to the other. If the causes continues to have effect for a period of more than 60 days the Party not claiming relief under this Clause shall have the right to terminate this Agreement upon giving 30 days written notice of such termination to the other Party, but such notice shall not take effect if the other Party gives notice within that period that the cause has ceased to prevent the operation of this Agreement.

27.      SEVERANCE

         If at any time any provision of this Agreement is or becomes invalid or illegal in any respect:

27.1 such provision shall be deemed to be severed from this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and

27.2 the Parties shall negotiate in good faith and use their best endeavours to agree to the minimum necessary changes to this Agreement to replace the invalid, illegal or unenforceable provisions. In the event that the Parties are unable to arrive at a binding agreement as to any such changes within 30 days of the said provisions being declared invalid, illegal or unenforceable, a barrister of 10 years standing who is a specialist in the field shall be chosen and appointed jointly by the Parties (on a shared cost basis) to develop a substitute provision or provisions which are valid, legal and enforceable and which have an economic effect on the Parties as close to the economic effect of the invalid, illegal or unenforceable provisions as is possible. The barrister shall have the authority to modify other provisions of this Agreement which are valid, legal and enforceable as necessary to implement the foregoing changes. Such new provision or provisions and any existing provisions so modified shall be binding on both the Parties.

28.      APPLICABLE LAW

28.1 This Agreement shall be deemed to have been made in England and English law shall govern:-

         28.1.1   its existence and validity;

         28.1.2   its interpretation;

         28.1.3   its performance;

         28.1.4 within the limits of the powers of the Courts of England by its procedural law, the consequences of its breach; and

         28.1.5 the various ways of extinguishing obligations under it and limitation of actions arising from it or its breach.

28.2 Each Party submits to the exclusive jurisdiction of the Supreme Court of Judicature of England, waives personal service of any proceedings, and agrees that service on it of proceedings may be effected by registered mail to its address for service referred to in Clause 30 of this Agreement.

28.3 Nothing contained in this Clause 28 shall affect the right to serve process in any other manner permitted by law.

29.      COUNTERPARTS

         This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Agreement. Unless otherwise provided in this Agreement, this Agreement shall be dated (and each counterpart shall be dated) on the date on which a counterpart of this Agreement is signed by the last of the Parties to execute this Agreement.

30.      NOTICES

30.1 Any notice required to be given under this Agreement shall be sufficiently given:-

         30.1.1   if delivered personally; or

         30.1.2   if sent by reputable air courier for next-day delivery; or

         30.1.3 if sent by facsimile copier or other electronic means of communication with confirmation by letter despatched by reputable air courier for next-day delivery by the close of business on the next following business day (in which case, the effective notice shall be that sent by facsimile copier or other electronic means; not the confirmatory letter).

         The words "in writing" whenever contained in this Agreement shall be deemed to include any communication sent by any of such means.

30.2 Any notice which is sent or dispatched in accordance with this Clause 29 shall be deemed to have been received by the addressee:-

         30.2.1   if delivered personally, at the time of delivery;

         30.2.2 in the case of a notice sent by reputable air courier, 48 hours after the envelope containing the notice was delivered to the courier company with appropriate instructions for next-day delivery; and

         30.2.3 in the case of a notice sent by facsimile copier or other electronic means of communication, if the notice was sent during the business hours of the addressee then on the day of transmission; otherwise on the next following business day.

         In proving service by post it shall be necessary to prove only that the notice was sent or despatched and that the notice was contained in an envelope properly addressed, stamped first class and delivered to the postal authorities for the purpose of recorded delivery. In proving service by facsimile copier or other electronic means of communication it shall be necessary to prove only that the confirmatory letter was sent or despatched in accordance with this Clause 30.

30.3 For the purposes of this Clause 30, a "business day" means a day (other than a Saturday) on which the clearing banks in the United Kingdom are open for business and "business hours" means the hours of 9 a.m. to
         5.30 p.m. local time in United Kingdom.

30.4     Any notice required to be given under this Agreement shall be sent:-

         30.4.1   to the Licensor at:

                  Unit B7, Armstrong Mall,
                  Southwood Summit Centre,
                  Farnborough, Hants GU14 0NR
                  Facsimile No: (01252) 371166
                  For the attention of : Managing Director

         30.4.2   to the Licensee at:

                  130 Perinton Parkway,
                  Fairport, New York 14450, USA
                  Facsimile No: (716) 421-4288
                  For the attention of: President

         or to such other address or facsimile number as may be notified in writing from time to time by either Party to the other.

31.      WAIVERS

         A failure by any Party to exercise and any delay forbearance or indulgence by any Party in exercising any right, power or remedy under this Agreement shall not operate as a waiver of that right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy. No custom or practice of the Parties at variance with the terms of this Agreement shall constitute a waiver of the rights of any Party under this Agreement. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

32.      ENTIRE AGREEMENT

32.1     This Agreement:-

         32.1.1 constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement; and

         32.1.2 (in relation to such subject matter) supersedes all prior discussions, understandings and agreements between the Parties and their agents (or any of them) and all prior representations and expressions of opinion by any Party (or its agent) to any other Party (or its agent).

32.2 Except as expressly incorporated in this Agreement, all conditions, warranties, guarantees, representations and understandings with respect to the subject matter of this Agreement are hereby excluded.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date written on page 1 of this Agreement.

                                  THE SCHEDULE

The BLU STU family of Subscriber Terminal Units are distinguished by the use, within the units, of mechanical switches incorporated into the input trigger circuits. These switches permit the inversion of the electrical input to any individual input port, irrespective of the data pre-programmed in the local non-volatile memory device by the customer. The feature is of value in facilitating on-site changes to be effected during the unit installation process.

SIGNED by K.F. MANSER       )                         /s/ K. F. Manser
a Director duly authorised  )
for and on behalf of        )
BRONZEBASE LIMITED          )
in the presence of):-       )

Witness Name: /s/ Richard Watkins
Address:
Occupation:

SIGNED by KARL KOSTUSIAK         )                    /s/ Karl Kostusiak
the President duly authorised    )
for and on behalf of             )
DETECTION SYSTEMS, INC.          )
in the presence of :-            )

Witness Name:
Address:
Occupation: